EXHIBIT (a)(1)(B)

ELECTION FORM

Please note: if you wish to participate in the Offer to Exchange described below, you must return this form to Schnitzer Steel Industries, Inc. by facsimile (fax #(503) 471-4417) or by hand delivery to the Company’s offices at 3200 N.W. Yeon Ave., P.O. Box 10047, Portland, OR 97296-0047, Attn: Richard Josephson. Election forms must be RECEIVED by Richard Josephson prior to 5:00 p.m., U.S. Pacific Time, November 6, 2006 (or the applicable later expiration date if the Company extends the Offer to Exchange). Under no circumstances will the Company accept election forms returned after such date and time.

To Schnitzer Steel Industries, Inc.:

I have received and reviewed the Offer to Exchange, dated October 10, 2006 (the “Offer to Exchange”), relating to the offer by Schnitzer Steel Industries, Inc. (the “Company”) to exchange options to purchase shares of the Company’s Class A common stock granted on July 25, 2006 (“Eligible Options”) for restricted stock units of the Company (“RSUs”) in accordance with the terms and conditions of the Offer to Exchange. I have had an opportunity to ask questions of and receive answers from the Company regarding the Offer to Exchange. The Company does not consider your certification that you have reviewed the Offer to Exchange as a waiver of liability, and will not assert that such certification constitutes a waiver of liability.

By signing and returning this form to the Company in accordance with the terms and conditions of the Offer to Exchange and by checking the box “Yes” below, I hereby elect to tender my Eligible Option in its entirety to the Company for exchange in accordance with the terms and conditions of the Offer to Exchange. My Eligible Option is described below.

Exchange YES or NO*	Date of Grant	Number of Shares Subject to Option	Exercise Price	Vesting Schedule	Fair Value under Black-Scholes Option Pricing Model
Yes ☐ No ☐	July 25, 2006		$34.73	20% on each of June 1, 2007, 2008, 2009, 2010 and 2011, subject to continued employment	$

If the box above is not checked “Yes” or is checked “No,” I understand that my Eligible Option will not be accepted by the Company for exchange. I understand and agree that this election is subject to the acceptance or rejection of the Company in its sole discretion. I further understand and agree that, unless I submit a withdrawal form and revoke my election with respect to my Eligible Option indicated above prior to 5:00 p.m., U.S. Pacific Time, on November 6, 2006 (or a later expiration date if the Company extends the Offer to Exchange), my election with respect to my

Eligible Option will be irrevocable and such Eligible Option will be exchanged for RSUs in accordance with the terms and conditions of the Offer to Exchange.

Unless a written employment agreement with the Company specifies otherwise, I acknowledge and agree that I am an “at will” employee and that neither the ability to participate in the Offer to Exchange nor my actual participation in the Offer to Exchange shall be construed as a right to continued employment with the Company or any of its subsidiaries, nor shall such ability to participate or actual participation affect in any way the Company’s or any of its subsidiaries’ rights to terminate my employment at any time, with or without cause.

I further acknowledge and agree that the Company has made no representations or warranties to me regarding this Offer to Exchange or the future value of the Eligible Option, the RSUs or the Company’s Class A common stock in general. My participation in the Offer to Exchange is completely voluntary and at my own discretion, and I am willing to bear all risks associated with my election to exchange my Eligible Option listed above for RSUs. Without limiting the generality of the foregoing, I specifically acknowledge and agree that in no event shall the Company be liable for any costs, taxes, loss or damage that I may incur directly or indirectly as a result of my election to participate in the Offer to Exchange.

Signature of Participant

Name of Participant (please print)

Date